EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX LICENSES DIGITAL STILL CAMERA

PATENTS TO OLYMPUS

REDWOOD CITY, Calif., March 21, 2005 - Ampex Corporation (OTCBB:AEXCA) today announced that it has concluded a license agreement with Olympus Corporation (Olympus), based in Japan.

The agreement permits the use of United States and foreign patents held by Ampex in the manufacture and sale of digital still cameras. The license provides that its terms are confidential.

Pursuant to the license, Ampex will receive a negotiated payment of approximately $3.0 million to settle liability for past use of its patents prior to the effective date of the agreement. Olympus will also pay to Ampex quarterly running royalties in the future based on the sales value of digital still cameras that utilize its patents.

Royalties received from Olympus will not include digital still cameras manufactured by other companies that are licensed under Ampex’s patents. Ampex believes that a significant portion of cameras sold under the Olympus brand are manufactured by a company that is also a licensee of Ampex’s patents and anticipates that royalties on these products will be paid by the supplier and not by Olympus.

Ampex continues to negotiate patent licenses with additional manufacturers of digital still cameras and camera-equipped cellular telephones and currently expects that it will conclude additional agreements within the next 90 days.

In addition to Olympus, Ampex has recently licensed its patents for use in digital still cameras, camera-equipped cellular telephones, and certain other digital consumer products to Canon Inc., Sanyo Electric Co. Ltd., Sony Corporation, Matsushita Electric Industrial Co. Ltd., Japan Victor Company and Pentax Corporation.

In October 2004, Ampex initiated litigation against Eastman Kodak Company (NYSE:EK) in the International Trade Commission and in the Federal District Court of the District of Delaware for Kodak’s unauthorized use of an Ampex patent in the sale of digital still cameras. This litigation is continuing.

The Company may initiate additional litigation to enforce its patents if it is not able to conclude licenses on acceptable terms.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be

“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.